Exhibit 4.105

THIS LETTER is dated as of March 14, 2014 among the parties whose names appear on the signing page hereto (the “Parties”)

Reference is made to (1) the Shareholders’ Agreement dated January 31, 2014 (the “Shareholders’ Agreement”) entered into among the Parties; and (2) the letter agreement in relation to the Shareholders Agreement (the “Letter Agreement”) to be entered into among the Parties on the date of and around the same time as this Letter. All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Shareholders’ Agreement.

Each of the Parties acknowledges and confirms that it/he is agreeing to enter into the Letter Agreement based on the following:

(1)	each of the Parties entered into the Shareholders’ Agreement with the intention to achieve a Qualified IPO;

(2)	the Company is proposing to file an application with the Hong Kong Stock Exchange (the “Application”) for an initial public offering and listing of its Ordinary Shares on the Hong Kong Stock Exchange in 2014 (the “Proposed Listing”);

(3)	in light of the Proposed Listing and the relevant requirements under the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and the other requirements of the Hong Kong Stock Exchange (the “Relevant Requirements”), the Parties agree to enter into the Letter Agreement in good faith to (i) amend Clause 6.2 of the Shareholders’ Agreement in relation to the Put Right of the Investors in order to comply with the Relevant Requirements; and (ii) confirm their mutual intention and understanding in relation to clause 4.7.1 of Schedule 8 to the Subscription Agreement and article 4.7.1 of Exhibit A to the Articles of Association; and

(4)	each of the Parties intend that if the Proposed Listing is not or cannot be consummated, all the rights and obligations of each of the Parties under the original terms of the Shareholders’ Agreement should be reinstated as if the Letter Agreement had not been executed and none of the original terms of the Shareholders’ Agreement had been changed (the “Reinstatement”).

Each of the Parties hereby agree that if the (a) Application (i) lapses and is not renewed within a period of three months from the date on which it lapses; (ii) is withdrawn by the Company; or (iii) is finally rejected by the Listing Committee of the Hong Kong Stock Exchange or the Securities and Futures Commission of Hong Kong; or (b) the Proposed Listing is not consummated by October 31, 2014, each of the Parties undertakes to in good faith take all appropriate actions and execute all such documents necessary to give immediate effect to the Reinstatement so that each of the Parties is restored to their respective original positions under the original terms of the Shareholders’ Agreement immediately prior to the execution of the Letter Agreement.

Signed on March 14,2014:

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EXECUTED by the parties on the date first written above:

Sonic Force Limited

/s/ Liu Jiang
Name: Liu Jiang
Title: Director

Blink Milestones Limited

/s/ Liu Jiang
Name: Liu Jiang
Title: Director

Liu Jiang

/s/ Liu Jiang

Elite Vessels Limited

/s/ Zhang Rongming
Name: Zhang Rongming
Title: Director

Zhang Rongming

/s/ Zhang Rongming

Proper Macrocosm Limited

/s/ Shen Dongri
Name: Shen Dongri
Title: Director

Shen Dongri

/s/ Shen Dongri

1

Iconic Ocean Limited

/s/ Bao Yueqiao
Name: Bao Yueqiao
Title: Director

Bao Yueqiao

/s/ Bao Yueqiao

Golden Liberator Limited

/s/ Long Qi
Name: Long Qi
Title: Director

Long Qi

/s/ Long Qi

Celestial Radiant Limited

/s/ Wu Lan
Name: Wu Lan
Title: Director

Wu Lan

/s/ Wu Lan

2

Ourgame International Holdings Limited

/s/ Yang Eric Qing
Name: Yang Eric Qing
Title: Director

Beijing Lianzhong Garden Network Technology Co., Ltd.

/s/ Ng Kwok Leung
Name: Ng Kwok Leung
Title: Legal Representative

Beijing Lianzhong Co., Ltd

/s/ Li Jin
Name: Li Jin
Title: Legal Representative

Kongzhong Corporation

(Seal)
Name:
Title:

CMC Ace Holdings Limited

/s/ Li Huaiyu
Name: Li Huaiyu
Title: Director

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